Exhibit 99

Investor Relations Contact:	Media Contact:
Jennifer Larson	Jessica Paar
(617) 368-5152	(617) 368-5060

BOSTON BEER REPORTS

FIRST QUARTER 2016 RESULTS

BOSTON, MA (4/21/16) — The Boston Beer Company, Inc. (NYSE: SAM) reported first quarter 2016 net revenue of $188.8 million, a decrease of $10.7 million or 5% from the same period last year, mainly due to a decline in core shipments of 6%, partially offset by price increases. Net income for the first quarter was $7.0 million, or $0.53 per diluted share, a decrease of $6.7 million or $0.47 per diluted share from the first quarter of 2015. This decrease was primarily due to decreases in net revenue, a decrease in gross margin and increased general and administrative expenses.

Highlights of this release include:

•	Depletions decreased 5% from the comparable 13-week period in 2015.

•	First quarter gross margin was 48.5% compared to 50.0% in the first quarter of 2015 and the Company now estimates a full year gross margin target of between 51% and 53%, a decrease in the range from the previously communicated estimate of between 52% and 54%.

•	The 2016 fiscal year includes 53 weeks compared to the 2015 fiscal year which included only 52 weeks.

•	Full-year 2016 depletion and shipment change is now estimated at between minus 4% and plus 2%, a decrease in the range from the previously communicated estimate of growth of mid-single digits.

•	Full-year 2016 earnings per diluted share are now estimated at $6.50 to $7.30, a decrease in the range from the previously communicated estimate of $7.60 to $8.00.

•	Full-year 2016 capital spending is now estimated to be between $50 million and $70 million, a decrease in the range from the previously communicated estimate of $60 million to $80 million.

Jim Koch, Chairman and Founder of the Company, commented, “Our total company depletion trends declined in the first quarter, even as the better beer and craft categories appear healthy. We believe Samuel Adams has lost share due to the increased competition and continued growth of drinker interest in variety and innovation. During the quarter, we rolled out new beers, including Samuel Adams Nitro White Ale, Samuel Adams Nitro IPA, Samuel Adams Nitro Coffee Stout and Samuel Adams Rebel Grapefruit IPA. These beers have started slowly, but their momentum continues to build. We believe that we are well positioned to meet the longer term challenges of this competitive environment, through the quality of our beers, our innovation capability and our sales execution strength, coupled with our strong financial position that enables us to invest in growing our brands.”

Martin Roper, the Company’s President and CEO stated, “In the first quarter, our depletions volume was significantly below our expectations, as the declines in our existing styles of our Samuel Adams and Angry Orchard brands were not offset by our new styles or the growth of the rest of our brand portfolio. The lower volume combined with the higher planned spending and excess brewery capacity significantly impacted our financial results for the quarter. We are focused on adjusting our cost structure, based on our lower volume expectations, and on driving efficiencies throughout the organization, so that we direct funds to the highest growth initiatives. While we are prioritizing these efforts, some of the adjustments will benefit this year and others may take more than a year to fully implement. As we pursue and achieve cost savings through improved efficiencies and more effective processes, we plan to invest part of these savings into strengthening our brands and our sales force and in new beer and cider development capabilities, so that we can react quickly to any opportunities that emerge. We remain prepared to forsake short term earnings, as we strive to return to long term profitable growth.”

Mr. Roper went on to say, “Our depletions decline in the first quarter was primarily due to decreases in our Samuel Adams and Angry Orchard brands that were only partially offset by increases in our Twisted Tea and Coney Island brands. The Angry Orchard decline appears largely due to softness across the cider category, as casual cider drinkers are testing hard sodas and other new alternative beverage options. We are working hard to improve the Samuel Adams brand trends through continued innovation, executional focus on our core styles and a full review of our brand messaging and packaging, which we hope to complete during the second half of the year. We are also developing programs to reverse the cider category decline that began in late 2015 after several years of high growth. We believe the recent declines are not indicative of long term cider category potential and are happy that Angry Orchard has maintained a very high share level. The trends for larger craft beer brands and the cider category are very difficult to predict and we have therefore broadened our guidance on full year depletion volumes and earnings while reducing our target commensurate with current trends. ”

1st Quarter 2016 Summary of Results

Depletions declined 5% from the comparable 13-week period in the prior year, reflecting decreases in the Company’s Samuel Adams and Angry Orchard brands, partially offset by increases in its Twisted Tea and Coney Island brands.

Core shipment volume was approximately 830,000 barrels, a 6% decrease from the first quarter of 2015.

The Company believes distributor inventory at March 26, 2016 was at an appropriate level. Inventory at March 26, 2016 at distributors participating in the Freshest Beer Program decreased slightly in terms of days of inventory on hand when compared to March 28, 2015. The Company has approximately 73% of its volume on the Freshest Beer Program.

Gross margin at 48.5% decreased from the 50.0% margin realized in the first quarter of 2015, primarily due to increased brewery processing costs per barrel and product mix effects, partially offset by price increases.

Advertising, promotional and selling expenses decreased $1.0 million compared to the first quarter of 2015, primarily due to decreases in freight to distributors due to lower volume and lower freight rates, partially offset by increases in point of sale and salaries and benefits.

General and administrative expenses increased by $3.8 million from the first quarter of 2015, primarily due to increases in stock compensation, salaries and benefits and facilities costs.

The Company expects that its March 26, 2016 cash balance of $51.1 million, together with its future operating cash flows and its available $150.0 million line of credit, will be sufficient to fund future cash requirements.

During the first quarter and the period from March 26, 2016 through April 15, 2016, the Company repurchased approximately 415,000 shares of its Class A Common Stock for an aggregate purchase price of approximately $75.7 million. As of April 15, 2016 the Company had approximately $53.2 million remaining on the $575.0 million share buyback expenditure limit set by the Board of Directors.

Depletion estimates

Year-to-date depletions through the fifteen weeks ended April 9, 2016 are estimated by the Company to have decreased approximately 5% from the comparable period in 2015.

Fiscal 2016 Outlook

The Company currently projects full year 2016 earnings per diluted share to be between $6.50 and $7.30. The Company’s actual 2016 earnings per share could vary significantly from the current projection. The 2016 fiscal year includes 53 weeks compared to the 2015 fiscal year which included only 52 weeks. Underlying the Company’s current 2016 projection are the following 53-week full-year estimates and targets:

•	Depletions and shipments percentage change at between minus 4% and plus 2%.

•	Price increases of between 1% and 2%.

•	Gross margin of between 51% and 53%.

•	Increased investment in advertising, promotional and selling expenses of between zero and $10 million, a decrease from the previously communicated estimate of between $10 million and $20 million. This estimate does not include any increases or decreases in freight costs for the shipment of products to the Company’s distributors.

•	Effective tax rate of approximately 37%.

•	Estimated capital spending of between $50 million and $70 million, which will be mostly spent in our breweries to support future growth and product innovation and to drive efficiencies and cost reductions.

About the Company

The Boston Beer Company, Inc. (NYSE: SAM) began in 1984 and today brews more than 60 styles of Samuel Adams beer. Our portfolio of brands also includes Angry Orchard Hard Cider and Twisted Tea, as well as several other craft beer brands brewed by Alchemy & Science, our craft beer incubator. For more information, please visit our investor relations website at www.bostonbeer.com, which includes links to all of our respective brand websites.

Forward-Looking Statements

Statements made in this press release that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including, but not limited to, the Company’s report on Form 10-K for the years ended December 26, 2015 and December 27, 2014. Copies of these documents may be found on the Company’s website, www.bostonbeer.com, or obtained by contacting the Company or the SEC.

Thursday, April 21, 2016

THE BOSTON BEER COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands, except per share data)

(unaudited)

	Thirteen weeks ended
	March 26, 2016	March 28, 2015
Barrels sold	834	889
Revenue	$202,009	$212,834
Less excise taxes	13,182	13,331

Net revenue	188,827	199,503
Cost of goods sold	97,296	99,888

Gross profit	91,531	99,615
Operating expenses:
Advertising, promotional and selling expenses	59,249	60,247
General and administrative expenses	21,045	17,230

Total operating expenses	80,294	77,477

Operating income	11,237	22,138
Other income (expense), net:
Interest income (expense), net	23	(3)
Other income (expense), net	(219)	(325)

Total other income (expense), net	(196)	(328)

Income before income tax provision	11,041	21,810
Provision for income taxes	4,009	8,067

Net income	$7,032	$13,743

Net income per common share - basic	$0.55	$1.04

Net income per common share - diluted	$0.53	$1.00

Weighted-average number of common shares - Class A basic	9,375	9,598

Weighted-average number of common shares - Class B basic	3,367	3,617

Weighted-average number of common shares - diluted	13,088	13,633

Net income	$7,032	$13,743

Other comprehensive income, net of tax:
Foreign currency translation adjustment	(4)	6

Comprehensive income	$7,028	$13,749

THE BOSTON BEER COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

(unaudited)

	March 26, 2016	December 26, 2015
Assets
Current Assets:
Cash and cash equivalents	$51,128	$94,193
Accounts receivable, net of allowance for doubtful accounts of $211 and $244 as of March 26, 2016 and December 26, 2015, respectively	45,183	38,984
Inventories	61,737	56,462
Prepaid expenses and other current assets	12,499	12,053
Income tax receivable	5,029	14,928
Deferred income taxes	6,919	6,983

Total current assets	182,495	223,603
Property, plant and equipment, net	412,301	409,926
Other assets	9,352	8,188
Goodwill	3,683	3,683

Total assets	$607,831	$645,400

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$45,171	$42,718
Current portion of debt and capital lease obligations	60	58
Accrued expenses and other current liabilities	56,290	68,384

Total current liabilities	101,521	111,160
Deferred income taxes	56,288	56,001
Debt and capital lease obligations, less current portion	411	471
Other liabilities	14,264	16,547

Total liabilities	172,484	184,179
Commitments and Contingencies
Stockholders’ Equity:
Class A Common Stock, $.01 par value; 22,700,000 shares authorized; 9,293,632 and 9,389,005 issued and outstanding as of March 26, 2016 and December 26, 2015, respectively	93	94
Class B Common Stock, $.01 par value; 4,200,000 shares authorized; 3,367,355 and 3,367,355 issued and outstanding as of March 26, 2016 and December 26, 2015, respectively	34	34
Additional paid-in capital	317,967	290,096
Accumulated other comprehensive loss, net of tax	(955)	(951)
Retained earnings	118,208	171,948

Total stockholders’ equity	435,347	461,221

Total liabilities and stockholders’ equity	$607,831	$645,400

THE BOSTON BEER COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASHFLOWS

(in thousands)

(unaudited)

	Thirteen weeks ended
	March 26, 2016	March 28, 2015
Cash flows provided by operating activities:
Net income	$7,032	$13,743
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	12,029	10,312
Loss on disposal of property, plant and equipment	303	335
Bad debt recovery	(33)	(42)
Stock-based compensation expense	2,686	1,621
Excess tax benefit from stock-based compensation arrangements	(3,839)	(12,538)
Deferred income taxes	351	(5)
Changes in operating assets and liabilities:
Accounts receivable	(6,166)	(7,444)
Inventories	(5,275)	(4,489)
Prepaid expenses, income tax receivable and other assets	8,165	29,535
Accounts payable	825	2,138
Accrued expenses and other current liabilities	(8,282)	(12,108)
Other liabilities	(1,529)	167

Net cash provided by operating activities	6,267	21,225

Cash flows used in investing activities:
Purchases of property, plant and equipment	(13,011)	(18,688)
Cash paid for acquisition of intangible assets	—	(100)
Decrease in restricted cash	56	57

Net cash used in investing activities	(12,955)	(18,731)

Cash flows (used in) provided by financing activities:
Repurchase of Class A Common Stock	(60,775)	(9,490)
Proceeds from exercise of stock options	20,347	39,745
Cash paid on note payable	(58)	(54)
Excess tax benefit from stock-based compensation arrangements	3,839	12,538
Net proceeds from sale of investment shares	270	521

Net cash (used in) provided by financing activities	(36,377)	43,260

Change in cash and cash equivalents	(43,065)	45,754
Cash and cash equivalents at beginning of year	94,193	76,402

Cash and cash equivalents at end of period	$51,128	$122,156

Supplemental disclosure of cash flow information:
Income taxes paid	$1,963	$417

Income taxes refunded	$12,000	$17,252

Increase in accounts payable for purchase of property, plant and equipment	$1,628	$1,647

Copies of The Boston Beer Company’s press releases, including quarterly financial results,

are available on the Internet at www.bostonbeer.com